                                   EXHIBIT C

                       SERVICE CORPORATION INTERNATIONAL
                             ECI STOCK OPTION PLAN

                                       I
                              PURPOSE OF THE PLAN

        The Service Corporation International ECI Stock Option Plan (the "Plan"), is intended to provide a means whereby certain employees of Service Corporation International, a Texas corporation (the "Company"), and its subsidiaries may develop a sense of proprietorship and personal involvement in the development and financial success of the Company's affiliate Equity Corporation International ("ECI"), and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. Accordingly, the Company will grant to certain employees of the Company or its subsidiaries the option ("Option") to purchase shares of the $.01 par value common stock of ECI ("Stock"), as hereinafter set forth.

                                       II
                                 ADMINISTRATION

        The Plan shall be administered by the Compensation Committee of the Board of Directors (the "Committee"). Members of the Committee shall not be eligible, and shall not have been eligible, at any time within one year prior to their appointment to the Committee, to participate in the Plan or in any other stock plan of the Company or any of its affiliates, except the 1990 Stock Plan for Non-Employee Directors or similar or successor plans. The Committee has selected the employees of the Company or its subsidiaries listed on Exhibit A to be granted Options for the number of shares of Stock set opposite their respective names. The Committee is authorized to interpret the Plan, accelerate the vesting or exercisability of all or any Options, and may from time to time adopt such rules and regulations, consistent with the provisions of the Plan, as it may deem advisable to carry out the Plan. All decisions made by the Committee in selecting the employees to whom Options shall be granted, in establishing the number of shares which may be issued under each Option, and in construing the provisions of the Plan shall be final.

                                      III
                               OPTION AGREEMENTS

        Each Option shall be evidenced by an Option Agreement in the form attached hereto as Exhibit B. Each Option and all rights granted thereunder shall not be transferable other than by will or the laws of descent and distribution, and shall be exercisable during the optionee's lifetime only by the optionee.

                                       IV
                            ELIGIBILITY OF OPTIONEE

        Options may be granted only to the employees listed on Exhibit A.

                                       V
                           SHARES SUBJECT TO THE PLAN

        The aggregate number of shares which may be issued under Options shall not exceed 509,000 shares of Stock. Such shares shall consist of previously issued shares owned by the Company. Should any Option hereunder expire prior to its exercise in full, the remaining number of shares theretofore subject to such Option may not again be subject to an Option granted under the Plan. The aggregate number of shares which may be issued under the Plan may be adjusted to reflect a change in the capitalization of ECI, such as a stock dividend or stock split.

                                       VI
                                  OPTION PRICE

        The purchase price of Stock issued under each Option shall be the initial public offering price of the Common Stock of ECI pursuant to its Registration Statement on Form S-1.

                                      VII
                                TERM OF THE PLAN

        The Plan shall be effective upon the date of its adoption by the Board of Directors. Except with respect to Options then outstanding, if not sooner terminated under the provisions of Paragraph IX, the Plan shall terminate upon and no further options shall be granted after the expiration of ten years from the effective date of the Options. The effective date of the Options shall be the date the shares of ECI Common Stock are first offered to the public in ECI's initial public offering.

                                      VIII
                       RECAPITALIZATION OR REORGANIZATION

        (a) The existence of the Plan and the Options granted hereunder shall not affect or authorize any adjustment, recapitalization, reorganization or other change in ECI's capital structure or its business, any merger or consolidation of ECI, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting Stock or the rights thereof, the dissolution of liquidation of ECI or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

        (b) The shares with respect to which Options may be granted are shares of Stock as presently constituted, but if, and whenever, prior to the expiration of an Option theretofore granted, ECI shall effect a subdivision or consolidation of shares of

Stock or the payment of a stock dividend on Stock without receipt of consideration by ECI, the number of shares of Stock with respect to which such Option may thereafter be exercised (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased.

     (c) (i)   If ECI recapitalizes or otherwise changes its capital structure, thereafter upon any exercise of an Option theretofore granted the optionee shall be entitled to purchase under such Option, in lieu of the number of shares of Stock as to which such Option shall then be exercisable, the number and class of shares of stock and securities to which the optionee would have been entitled pursuant to the terms of such recapitalization if, immediately prior to such recapitalization, the optionee had been the holder of record of the number of shares of Stock as to which such Option is then exercisable.

         (ii) Notwithstanding any other provision of the Plan to the contrary, immediately upon a Change of Control (as defined in Section VIII(c)(iii) below) or a Change of ECI Control (as defined in Section VIII(c)(iv) below) all Options granted hereunder shall become exercisable to the full extent of the original grant. From and after a Change of Control, Options shall remain exercisable for the lesser of (x) the balance of their original term, and (y) six months and one day after termination of an employee's employment, one year in the case of termination of employment due to death, total and permanent disability or retirement at age 65 or older.

         (iii) For purposes of the Plan, "Change of Control" shall mean the happening of any of the following events:

               1. The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of Common Stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of
Control: (A)any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (A), (B) and (C) of subsection (3) of this definition of "Change of Control" are satisfied; or

     2. Individuals who, as of the effective date hereof, constitute the Board of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of the Company; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by (A) a vote of at least a majority of the directors then compromising the Incumbent Board, or (B) a vote of at least a majority of the directors then comprising the Executive Committee of the Board at a time when such committee was comprised of at least five members and all members of such committee were either members of the Incumbent Board or considered as being members of the Incumbent Board pursuant to clause (A) of this subsection 2, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A as promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

     3. Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (A) more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such organization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be), beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

     4. Approval by the shareholders of the Company of (A) a complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (I) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (II) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be, beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (III) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

         (iv) For purposes of the Plan, "Change of ECI Control" shall mean the happening of any of the following events:

               1. Any person or parties other than shareholders of ECI as of the date prior to the date on which shares of ECI Common Stock are first offered to the public in ECI's initial public offering becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or securities of ECI representing 25% or more of the combined voting power of ECI's then outstanding securities; or

               2. Any person becomes, after the consummation of the aforesaid initial public offering of ECI, the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of ECI representing 50% or more of the combined voting power of ECI's then outstanding securities; or

               3. The stockholders of ECI approve a merger, consolidation, sale or disposition of all or substantially all of ECI's assets or a plan of liquidation.

     (d) Except as hereinbefore expressly provided, the issuance by ECI of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of ECI convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Options theretofore granted or the purchase price per share.

                                       IX
                      AMENDMENT OR TERMINATION OF THE PLAN

     The Board of Directors shall have the right to alter or amend the Plan or any part hereof from time to time; provided, that no change in any Option theretofore granted may be made which would impair the rights of the optionee without the consent of such optionee.




                                      -6-